EXHIBIT 4.16

FOURTH SUPPLEMENTAL INDENTURE

This Fourth Supplemental Indenture (this “Supplemental Indenture”), dated as of March 2, 2012, by and among The Yankee Candle Company, Inc., a Massachusetts corporation (the “Company”), Yankee Candle Restaurant Corp., a Delaware corporation (“Restaurant Corp.”), Creative Fragrance Concepts, LLC, a Delaware limited liability company (f/k/a Creative Fragrance Concepts, Inc. and Quality Gift Distributors, Inc., “Creative Fragrance”), Yankee Candle Admin LLC, a Virginia limited liability company (“Yankee Admin”), Yankee Candle Brand Management, Inc., a Delaware corporation (“Yankee Candle Brand Management” and collectively with Restaurant Corp., Creative Fragrance and Yankee Admin, the “Subsidiary Guarantors”), Yankee Holding Corp., a Delaware corporation (the “Parent Guarantor”), and HSBC Bank, USA National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company, the Parent Guarantor, the Subsidiary Guarantors and the Trustee are parties to (i) that certain Indenture related to the Company’s 8 1/2% Senior Notes due 2015, dated as of February 6, 2007, as supplemented by that Supplemental Indenture dated as of February 6, 2007, that Second Supplemental Indenture dated as of August 21, 2007 and that Third Supplemental Indenture dated  as of January 31, 2011 (the “Senior Notes Indenture”) and (ii) that certain Indenture related to the Company’s 9 3/4% Senior Subordinated Notes due 2017, dated as of February 6, 2007, as supplemented by that Supplemental Indenture dated as of February 6, 2007, that Second Supplemental Indenture dated as of August 21, 2007 and that Third Supplemental Indenture dated  as of January 31, 2011 (the “Senior Subordinated Notes Indenture” and collectively with the Senior Notes Indenture, the “Indentures” and each an “Indenture”);

WHEREAS, pursuant to Sections 9.1(1) and (9) of each Indenture, the Trustee, the Company, the Subsidiary Guarantors and the Parent Guarantor are authorized to amend or supplement such Indenture without the consent of any Holder to cure any ambiguity, mistake, defect or inconsistency or to conform any provision of such Indenture to the related “Description of Notes” contained in the Offering Memorandum; and

WHEREAS, the “Description of Notes” under the caption “Optional Redemption” has not been accurately reflected (in all respects) in Section 3.4 of each Indenture, and Section 3.4 of each Indenture does not conform (in all respects) to the related “Description of Notes” contained in the Offering Memorandum.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.      Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the applicable Indenture.

2.      Amendment to Section 3.4 of Each Indenture.  Section 3.4 of each Indenture is deleted in its entirety and replaced with the following:

“Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.  Once notice of redemption is mailed in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest and Additional Interest, if any, to such date, subject to the satisfaction of any conditions precedent provided in such notice.”

3.      Ratification of EACH Indenture; Supplemental Indenture Part of Related Indenture.  Except as expressly amended hereby, each Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of each Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound by the applicable Indenture (as amended by this Supplemental Indenture).

4.      Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

5.      Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6.      Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.      Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

THE YANKEE CANDLE COMPANY, INC., as the Company

By:	/s/ Harlan M. Kent
Name:	Harlan M. Kent
Title:	President and Chief Executive Offier

THE YANKEE CANDLE RESTAURANT CORP.,
as a Subsidiary Guarantor

By:	/s/ Harlan M. Kent
Name:	Harlan M. Kent
Title:	President and Chief Executive Offier

CREATIVE FRAGRANCE CONCEPTS, LLC,
as a Subsidiary Guarantor

By:	/s/ Harlan M. Kent
Name:	Harlan M. Kent
Title:	President and Chief Executive Offier

YANKEE CANDLE ADMIN LLC,
as a Subsidiary Guarantor

By:	/s/ Harlan M. Kent
Name:	Harlan M. Kent
Title:	President and Chief Executive Offier

YANKEE CANDLE BRAND MANAGEMENT, INC.,
as a Subsidiary Guarantor

By:	/s/ Harlan M. Kent
Name:	Harlan M. Kent
Title:	President and Chief Executive Offier

YANKEE HOLDING CORP., as the Parent Guarantor

By:	/s/ Harlan M. Kent
Name:	Harlan M. Kent
Title:	President and Chief Executive Offier

HSBC BANK USA, NATIONAL ASSOCIATION, as the Trustee

By:	/s/ Ignazio Tamburello
Name:	Ignazio Tamburello
Title:	Vice President